BURBANK, CA. - (ENTERTAINMENT WIRE) - March 24, 1998 - Iwerks Entertainment Inc.(NASDAQ:IWRK-news) announced that it has signed Saban Entertainment to sponsor one of its Reactor Touring Simulation Theaters for a three-month promotional tour.

A customized Iwerks Reactor will be used as a featured attraction to promote the new season on Fox Kids of the "Power Rangers in Space" television series.

The agreement with Saban Entertainment, producer and licensor of the Power Rangers franchise, will drive awareness of the television series "Power Rangers in Space" and the new Power Rangers' toy line which is manufactured by Bandai.

The Reactor Tour, which kicked off in New York on Feb. 6th at this year's International Toy Fair, touts a customized ride which utilizes existing space-themed footage from Iwerks as well as footage from the new "Power Rangers in Space" television series.

Additionally, the Reactor will tour for Saban Entertainment to 14 Wal-Mart locations nationwide through May. In conjunction with this tour, Fox Kids Network is holding a sweepstakes for viewers to enter to win a party with the Power Rangers in Space Reactor in their neighborhood for a day. The on-air promotion ran from Feb. 7-21, 1998.

"Our Reactors have always been a huge draw among children and it is exciting now to have one specifically associated with a great children's brand, especially a brand as popular as the Power Rangers," said Charles Goldwater, chairman and chief executive officer of Iwerks.

George Leon, vice president, promotions, Saban Entertainment said: "We really wanted to bring home to kids the space element of the new television series and let them experience the empowerment along with their superheroes.
Because of this partnership with Iwerks, we are able to deliver a one-of-a-kind, fantastic experience."

The Iwerks Reactor Touring Ride Simulation Theaters are available for sponsored tours and events. Other sponsors have included AT&T and Mattel. In addition to producing customized ride simulation films to fit a promotional theme, a variety of high-quality simulation films are available for use with the Reactors.

Joanne Allor, director of event marketing for Iwerks Entertainment said: This new sponsored tour is an excellent example of how our Reactors can be customized to fit the theme of any promotion. Our Reactors allow a company to promote its image and product through a sponsored tour and give customers the opportunity to experience the thrill of our ride simulation capabilities from various locations."

Iwerks Entertainment, Inc. is one of the world's leading providers and distributors of film-based attractions such as 2-D and 3-D ride simulation, 2-D and 3-D giant screen theaters, 360-degree video dance clubs and other immersive attractions.

Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location based entertainment centers, amusement parks,

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family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks Entertainment on the Internet at WWW.IWERKS.COM.

FORWARD-LOOKING STATEMENT DISCLOSURE

Note: With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements are discussed in the company's filings with the Securities and Exchange Commission.

Contact:

     Bozwell Sawyer Miller Group
     Krista Grossman, 310-442-2516


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